Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

TARSIER SYSTEMS, LTD

And

DEMANSYS ENERGY, INC.,

December 1, 2015

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2015, is entered into by and among Tarsier Systems, Ltd, a New York corporation (“Buyer”) and Demansys Energy, Inc., a Delaware corporation (the “Company”) . Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the glossary attached hereto as Exhibit A.

RECITALS

WHEREAS, the Company is engaged in the business of developing and marketing smart grid hardware and software technology solutions for the management of electrical grids (the “Business”); and

WHEREAS, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, certain Assets of the Company, all on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, the Buyer and the Company have agreed that it is an important and material consideration that the Buyer maintain its business between the date hereof and the closing of the transactions contemplated herein, and therefore the Buyer has agreed to cover the Company’s payroll and costs for operating the NOC (as defined in this Agreement) commencing on the December 1, 2015 through the date of closing.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Purchase and Sale of Assets

1.1.          Transfer of Purchased Assets.

(a)     On the terms and subject to the conditions contained in this Agreement, effective as of December 1, 2015 (“Effective Date”) assuming the conditions in Section 7.1 are satisfied on or before January 31, 2016, the Company shall sell, transfer, convey, assign and deliver to Buyer, free and clear of all Liens (except Permitted Liens), and Buyer shall purchase and acquire from the Company, all of the Company’s Assets (other than the Excluded Assets), including the following:

(i)          all inventory, raw materials, work in process, supplies used in operations and finished goods, excluding the Company’s 1 MegaWatt battery energy storage system at 711 Evesham Avenue, Somerdale, New Jersey (“Sommerdale BESS”);

(ii)         all prepaid expenses, advances and deposits with or paid to third parties with respect to any Purchased Asset (other than prepaid expenses, advances and deposits specified in Section 1.2(b));

(iii)        all computer hardware of any type or nature, machinery, equipment, vehicles, fixtures, office furniture, tools and other tangible Assets and properties, located in the Company’s office located at 350 Jordan Road in Troy, New York, 12180;

(iv)         all rights under all Contracts and other agreements listed on Schedule 1.1(a)(iv) (collectively, the “Assigned Contracts”);

(v)         all Permits, to the extent their transfer is permitted by Law;

(vi)        all Company Intellectual Property Rights, including those items listed on Schedule 5.9(a), including the right to sue and recover for past, present and future infringements or misappropriations thereof; provided, however, (i) the Purchased Assets do not include the corporate legal name “Demansys” and related domain name uses thereof and (ii) the Buyer’s rights to the Intellectual Property related to the Company’s GRID Daemon software, including source code and object code, are subject to the rights granted to Hitachi Capital, Hitachi America, LTD and HD One under the Hitachi Agreements as described on Schedule 1.1 (a) (vi) annexed hereto;

(vii)       all warranties and guarantees received from vendors, suppliers or manufacturers with respect to the Purchased Assets;

(viii)      rights, recoveries, refunds, counterclaims, rights to offset, other rights, choses in action and Proceedings (known or unknown, matured or unmatured, accrued or contingent) against third parties (including all warranty and other contractual claims (express, implied or otherwise) against third parties), to the extent that any of the foregoing relate to the Purchased Assets or the Assumed Liabilities; and

(ix)         the goodwill of the Company relating to or arising out of the Purchased Assets.

(b)     For convenience of reference, the Assets, properties, interests in properties and rights sold, transferred, conveyed and assigned to Buyer by the Company pursuant to Section 1.1(a) are collectively called the “Purchased Assets” in this Agreement.

1.2.          Assets Not Being Transferred. Notwithstanding anything contained in this Agreement to the contrary, the following Assets are expressly excluded from the Purchased Assets (the “Excluded Assets”):

(a)     all cash;

(b)     all prepaid expenses, advances, and deposits paid by the Company to NYISO, as set forth on Schedule 1.2(b); provided, that all such amounts shall be subject to the provisions of Section 7.2(e);

(c)     the Hitachi Agreement and all rights and interests of the Company arising thereunder or related thereto, including, without limitation, membership ownership of HD One and the Somerdale BESS;

(d)     all insurance policies and rights thereunder of the Company;

(e)     any prepayments of Taxes and rights to or claims for losses, loss carry-forwards, refunds of Taxes and other governmental charges for periods (or portions thereof) ending on or prior to the Closing Date;

(f)     the Company’s tax records, and its corporate minutes and other corporate documents;

(g)     all bank accounts of the Company;

(h)     all rights of the Company under this Agreement and/or any Ancillary Agreement;

(i)     any of the assets not included in the Purchased Assets;

(j)     all rights, claims and credits of the Company or any of its Affiliates to the extent relating to any other Excluded Assets or any Excluded Liability; and

(k)     the (i) sum of $to be determined, but no more than $20,000 representing a receivable owed by Buyer and Parent to the Company with respect to a prior transfer of NYISO payments by the Company to Parent and (ii) all rights of the Company hereunder, including the right to receive and collect the Purchase Price.

1.3.          Further Assurances. The Company shall, at any time and from time to time after the Closing, upon the request of Buyer, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney or assurances as may be reasonably required to sell, transfer, convey, assign and deliver to Buyer, or to aid and assist in the collection of or reducing to possession by Buyer, of the Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets, free and clear of any and all Liens, except Permitted Liens.

1.4.          Assignment of Contracts, Rights, Etc. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or attempted agreement to transfer, sublease or assign any Contract, Proceeding, or right with respect to any benefit arising thereunder or resulting therefrom, or any Permit, if an attempted transfer, sublease or assignment thereof, without the required consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of Buyer thereunder. To the extent not obtained on or prior to the Closing Date, from and after the Closing, the Company shall use commercially reasonable efforts to obtain the consent of any such third party to any of the foregoing to the transfer or assignment thereof to Buyer in all cases in which such consent is required for such transfer or assignment. For so long as any such consent is not obtained, the parties hereto and their respective Affiliates shall cooperate in any arrangements necessary or desirable to provide for Buyer the benefits thereunder, including enforcement by the Company for the benefit of Buyer of any and all rights of the Company thereunder against the other party thereto.

ARTICLE II
Assumed Liabilities; Excluded Liabilities

2.1.          Assumed Liabilities. On the terms and subject to the conditions contained in this Agreement, simultaneously with the sale, transfer, conveyance and assignment to Buyer of the Purchased Assets, Buyer shall assume only (i) those Liabilities of the Company relating to the Purchased Assets that arise from facts, circumstances, actions, or events that occur on or after the Closing Date and (ii) the obligations referred to under Section 7.2(c) below (collectively, the “Assumed Liabilities”); and from the period commencing on December 1, 2015 to the Closing Date, the costs and expenses set forth on Schedule 2.1 hereof for operating the NOC.

2.2.          Liabilities Not Being Assumed. Except for the Assumed Liabilities, Buyer shall not assume any Liabilities of the Company or any of its Affiliates, all of which Liabilities shall be “Excluded Liabilities” for all purposes hereunder. Without limiting the generality of the foregoing, the following shall be Excluded Liabilities:

(a)     Any and all Liabilities of the Company arising under or related to the Hitachi Agreement;

(b)     Any and all Liabilities of the Company or any of its Affiliates arising out of or related to any Employee Benefits Plan, or after December 1, 2015, any salary or other payroll, bonus or other compensation obligation of the Company or any of its Affiliates that is not expressly assumed by Buyer pursuant to an Assigned Contract;

(c)     Any and all Liabilities of the Company or any of its Affiliates arising out of or related to any Excluded Asset;

(d)     Any and all Liabilities of the Company or any of its Affiliates arising out of or related to any note, bond, warrant, indenture, guarantee or other Indebtedness of the Company or any of its Affiliates;

(e)     Any and all Liabilities of the Company or any of its Affiliates arising out of or related to this Agreement or any Ancillary Agreement; and

(f)     Except for the sum of $11,513 which is owed by Buyer to the Company, any expenses of operations of the Company incurred prior to December 1, 2015..

ARTICLE III
Purchase Price

3.1.          Purchase Price. In consideration for the Purchased Assets, Buyer shall pay to the Company (a) 2,500,000 shares of common stock of Tarsier Ltd., a Delaware corporation and the sole shareholder of Buyer (“Parent”, and such shares, the “Parent Shares”), and (B) a convertible note issued by Parent and Buyer in the form of Exhibit A annexed hereto (the “Tarsier Purchase Note”)in the principal amount of $450,000 which shall be due and payable in four tranches the initial tranche to be paid after Tarsier receives initial funding of $150,000 from any source in the principal amount of $ 50,000 but no later than January 31, 2016; the second tranche to be paid on or before January 31, 2016 in the principle amount of $115,000; the third and fourth of tranche a total of $285,000 will be directed to Alcoa subject to be due and payable when the new Alcoa Contact is accepted , which Tarsier Purchase Note shall bear default interest at the rate of six (6) per cent per annum. The Tarsier Purchase Note shall be convertible, at the option of the Company, into shares of common stock of Parent at a 30% discount to the 10 day average closing price of the Parent’s common stock on the market at which it is listed at the time of conversion.

3.2.          Closing Date Payment; Share Escrow.

(a)     At the Closing, Buyer shall deposit with the Escrow Agent the Tarsier Purchase Note and a certificate representing the Parent Shares which shall be held and released by the Escrow Agent solely in accordance with the terms and conditions of the Escrow Agreement attached hereto as Exhibit B (the “Escrow Agreement”). The Tarsier Purchase Note shall be released when Company obtains shareholder approval and a renewed 4 year agreement with Alcoa as described in Section 8(k). The terms of the release of the Parent Shares as described in the Escrow Agreement shall provide that if due to negligence, poor performance or failure by Buyer or Parent to make customer payments due to Alcoa, and Alcoa thereafter cancels the Service Contract, the sum of $800,000 will be deemed satisfied with respect to the right of the Company to obtain release from escrow of the Parent Shares.

ARTICLE IV
The Closing

4.1.          The Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Westerman Ball Ederer Miller Zucker & Sharfstein, LLP, 1201 RXR Plaza, Uniondale, New York 11556, at 10:00 am on the second Business Day following the satisfaction or waiver of all conditions to Closing contained in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof) or on such date and by such means (including the electronic exchange of signatures to this Agreement and the Ancillary Agreements) as the parties hereto shall agree (the date and time of the Closing are referred to as the “Closing Date”). The Closing shall be deemed to have occurred effective as of 12:01 a.m., Eastern Standard Time on December 1, 2015, provided that the conditions of Section 7.1 and Section 8 are satisfied on or before January 31, 2016.

4.2.          Allocation of Purchase Price. Buyer and the Company shall allocate the Purchase Price and all other capitalizable costs among the Purchased Assets for all purposes, including financial accounting and tax purposes, as set forth on Schedule 4.2. The Parties agree to reasonably coordinate and cooperate in the filing of IRS Form 8594 (purchase price allocation statement) and any other State or Federal tax documentation or forms attendant to or as a consequence of the transactions contemplated hereunder.

4.3.          Transfer Taxes. The Company shall bear and pay any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges, fees or expenses that may be become payable in connection with sale of the Purchased Assets to Buyer.

ARTICLE V
Representations and Warranties of the Company

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as otherwise indicated on the disclosure schedules (the “Schedules”) referenced in this ARTICLE V, the Company represents and warrants to Buyer as follows:

5.1.          Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is licensed or qualified to conduct its business and is in good standing in every jurisdiction where it is required to be so licensed or qualified (which such jurisdictions are set forth on Schedule 5.1) except where the failure to be so licensed or qualified would not have a material adverse effect upon the Purchased Assets. The Company possesses all requisite corporate power and authority necessary to own and operate its Assets, to carry on its businesses as presently conducted, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and except for the approval of its stockholders of the sale of the Purchased Assets which shall be obtained prior to January 31, 2016, to carry out the transactions contemplated by this Agreement and each such Ancillary Agreement.

5.2.          Authorization; No Breach.

(a)     The Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly authorized by all requisite corporate action on the part of the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and all Ancillary Agreements to which the Company is a party, when executed and delivered by such party in accordance with the terms hereof and thereof, shall constitute a valid and binding obligation of the Company enforceable in accordance with its terms, except (i) for the approval of its stockholders of the sale of the Purchased Assets which shall be obtained prior to January 31, 2016 and (ii) as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors rights generally or by general principles of equity.

(b)     Except as set forth on Schedule 5.2(b), the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Purchased Assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Government Entity pursuant to (A) the certificate of incorporation, bylaws or other fundamental organizational documents of the Company, (B) any Law or Order to which the Company is subject, subject to the Company obtaining approval of its stockholders on or prior to January 31,2016, or (C) any Contract, Permit, or other agreement or instrument to which the Company is a party or by which it or any of the Purchased Assets is bound.

5.3.          Financial Statements. Attached hereto as Schedule 5.3 are true and complete copies of the unaudited balance sheets and statements of income for the Company as of and for the fiscal years ended December 31, 2014, December 31, 2013, and December 31, 2012, and for the eight-month period ended June 30, 2015 (collectively the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) is correct and complete, has been prepared in accordance with GAAP from, and is consistent with, the books and records of the Company (which are correct and complete in all material respects), and fairly presents the financial condition of the Company as of the dates thereof, and the operating results of the Company for the periods then ended.

5.4.          Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.4, the Company does not have any Liability or obligation, other than (i) Liabilities set forth on the liabilities side of the Balance Sheet, or (ii) Liabilities and obligations which have arisen after the date of the Balance Sheet in the ordinary course of business (none of which is a Liability resulting from any breach of Contract, breach of warranty, tort, infringement, claim, lawsuit, violation of Law and none of which is material, either individually or in the aggregate). Other than as set forth on Schedule 5.4, the Company is not a guarantor nor is it otherwise liable for any Liability (including Indebtedness) of any other Person.

5.5.          Absence of Certain Developments. Except as set forth on Schedule 5.5, since June 30, 2015, there has occurred no fact, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect. Except as expressly contemplated by this Agreement and as set forth on Schedule 5.5, since June 30, 2015, the Company has conducted its business only in the ordinary course consistent with past practice, and the Company has not:

(a)     incurred any Indebtedness;

(b)     delayed, postponed or cancelled the payment of accounts payable or any other Liability, the purchase of inventory, or the replacement of inoperable, worn out or obsolete assets with assets of comparable quality, other than in the ordinary course of business consistent with past practice;

(c)     sold, assigned, transferred, leased, licensed, failed to maintain or abandoned any of the Purchased Assets, or taken any action that could reasonably be expected to result in the loss, lapse or abandonment of any Company Intellectual Property Rights, except (i) sales of inventory in the ordinary course of business consistent with past practice, or (ii) disposition or replacement of furniture, fixtures or equipment in the ordinary course of business consistent with past practice;

(d)     failed to make any capital expenditures required to be made in the ordinary course to preserve and maintain the Assets of the Company;

(e)     made any material Tax election or changed an annual accounting period, made any material change in its cash management practices or in any method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or outside of the ordinary course of business consistent with past practice, except to the extent required by applicable law or GAAP;

(f)     suffered any change, event or condition which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

(g)     cancelled or waived any right or claim (or series of related rights and claims) related to any Purchased Asset;

(h)     agreed, whether orally or in writing, to do any of the foregoing.

5.6.          Tangible Personal Property; Sufficiency of Assets.

(a)     The Company has good and valid title to, or a valid and enforceable right to use, or an adequate leasehold interest in, the Purchased Assets free and clear of all Liens except for those Liens expressly identified on Schedule 5.6(a) (“Permitted Liens”).

(b)     Each tangible Purchased Asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear) and is suitable for the purposes for which it is presently used.

(c)     Except as set forth on Schedule 5.6(c), the Purchased Assets and the rights conveyed to Buyer under this Agreement and the Ancillary Agreements constitute all of the Assets used or held for use in the Business and together are sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.

5.7.          [Intentionally omitted.]

5.8.          Tax Matters.

(a)     The Company has not filed or made any required tax filings during the three year period prior to date hereof. There are no Liens for Taxes upon any of the Purchased Assets, except for statutory Liens for current Taxes not yet due.

(b)     The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.9.          Contracts and Commitments.

(a)     Schedule 5.9(a) lists the following contracts and other agreements (whether written or oral) to which the Company is a party or by which it is bound:

(i)          power of attorney or other similar agreement or grant of agency related to any Purchased Asset;

(ii)         any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other tangible personal property, or for the furnishing or receipt of services;

(iii)        contract or agreement with any Government Entity;

(iv)        agreement relating to Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any Purchased Asset (tangible or intangible) or any letter of credit arrangements, or any guarantee therefor;

(v)         Lease or other agreement under which it is (x) lessee of or holds or operates any personal property, owned by any other party, or (y) lessor of or permits any third party to hold or operate any personal property owned or controlled by it;

(vi)        agreements relating to the ownership of, investments in or loans and advances to any Person, including investments in joint ventures, partnerships and minority equity investments, including, without limitation, the Hitachi Agreement;

(vii)       license, agreement, assignment, royalty, indemnification or other agreement with respect to any Intellectual Property Rights to which the Company is a party, either as licensee or licensor, in each case identifying the subject Intellectual Property Rights;

(viii)      contract or agreement prohibiting it from freely engaging in any business or competing anywhere in the world, other than agreements described in clause (viii) above, or restricting the use of any Intellectual Property Rights, including any nondisclosure or confidentiality agreements;

(ix)         any settlement, conciliation or similar agreement;

(x)          any indemnification, guarantee or comparable agreement;

(xi)         any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on the Purchased Assets; or

(xii)        any other agreement (or group of related agreements) which is material to the Business.

(b)     All of the contracts, agreements and instruments which are Purchased Assets set forth or required to be set forth on Schedule 5.9(a) (collectively, the “Material Contracts”) are legal, valid, binding and enforceable by the Company, and to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, and in full force and effect, except as may be limited by applicable bankruptcy, insolvency or similar law affecting creditors’ rights generally or by general principles of equity. Subject to the matters referred to on Schedule 5.2(b), each of the Material Contracts shall continue to be legal, valid, binding and enforceable by the Company, in accordance with their respective terms, and in full force and effect without penalty in accordance with its terms upon consummation of the transactions contemplated hereby, except as may be limited by applicable bankruptcy, insolvency or similar law affecting creditors’ rights generally or by general principles of equity. Except as set forth on Schedule 5.9(a), the Company has not received any notice that any party has repudiated any material provision of any Material Contract. Except as set forth on schedule 5.9(a), the Company is not in default under, or in breach of any Material Contract. Except as set forth on Schedule 5.9(a), no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by the Company under any Material Contract and the Company does not have any Knowledge of any existing or threatened breach or cancellation by the other parties to any Material Contract.

(c)     Buyer has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto, and true and accurate description of the terms and conditions of each oral Material Contract.

5.10.         Intellectual Property Rights.

(a)     Schedule 5.10(a) contains a true, complete and correct list of all of the following that are owned by the Company: (i) patented or registered Intellectual Property Rights, (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) trade names and Internet domain names, and (iv) unregistered trademarks, service marks or copyrights.

(b)     Except as set forth on Schedule 5.10(b), the Company owns all right, title and interest in and to, or has the right to use pursuant to a valid and enforceable license as set forth on Schedule 5.9(a), free and clear of all Liens (other than Permitted Liens), all Intellectual Property Rights used in the operation of the Business as currently conducted. All Company Intellectual Property Rights are valid and enforceable and no loss, other than by expiration of patents at the end of their respective statutory terms, of any of such Company Intellectual Property Rights is threatened or pending. The Company has taken all commercially reasonable, customary and necessary action, including the payment of all fees and taxes (to the extent applicable), to maintain and protect all Company Intellectual Property Rights.

(c)     Except as set forth on Schedule 5.10(c), (i) there are no claims against the Company that were either made since January 1, 2012, or are presently pending contesting the validity, use, enforceability, ownership or registerability of any of the Company Intellectual Property Rights, and to the Knowledge of the Company, there is no reasonable basis for any such claim, (ii) the Company has not infringed, misappropriated, misused or otherwise conflicted with, and the operation of the business of the Company as currently conducted does not infringe, misappropriate, misuse or conflict with, any Intellectual Property Rights of any other Persons, (iii) the Company has not received any notices (including cease-and-desist letters or offers to license) alleging infringement, misuse or misappropriation of, or other conflict with, any Intellectual Property Rights of other Persons, and (iv) to the Knowledge of the Company, no other Person is infringing, misusing, misappropriating or otherwise conflicting with any of the Intellectual Property Rights owned by the Company. The transactions contemplated by this Agreement and such transactions shall not impair the right, title or interest of the Business in and to the Company Intellectual Property Rights.

(d)     The computer systems, including the software, firmware, hardware (whether general or special purpose), networks and interfaces (collectively, the “Computer Systems”) that are used or relied on by the Company in the conduct of the Business are sufficient for the immediate needs of the Company. Except as set forth in Schedule 5.10(d), all Computer Systems used in the business of the Company are operated by and are under the control of the Company and, other than with respect to Company Intellectual Property Rights used pursuant to valid and enforceable licenses, are not wholly or partly dependent on any facilities which are not under the operation or control of the Company. In the twelve-month period prior to the date hereof, there have been no bugs in, or failures, breakdowns, or continued substandard performance of any such Computer Systems which has caused a material disruption or interruption in or to the use of such Computer Systems or the operation of the business of the Company.

5.11.         Litigation. Except as set forth on Schedule 5.11, there are no, and in the past three (3) years there have been no, actions, suits, hearings, Proceedings or Orders pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Assets, or pending or threatened by the Company against any third party, at law or in equity, before or by any Government Entity (including any Proceedings with respect to the transactions contemplated by this Agreement). The Company is not subject to any Order of any Government Entity. The Proceedings required to be listed on Schedule 5.11 could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

5.12.         Brokerage. There are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Company or any of its Affiliates is a party for which Buyer could become obligated. The Company shall be solely responsible for any and all compensation, fees, and other amounts payable to GDD Ventures LLC in connection with execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.13.         Insurance. Schedule 5.13 contains a description (including the name of the insurer, and the period, amount and scope of coverage) of each insurance policy maintained by or on behalf of the Company with respect to its properties, assets and business. The Company is not in default with respect to its obligations under any insurance policy maintained by it. Each such insurance policy (a) is legal, valid, binding and enforceable and (b) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby. Schedule 5.13 sets forth a list of all claims, if any, made by the Company since January 1, 2012 against an insurer in respect of coverage under an insurance policy. There have been no denials of claims or reservation of rights letters with regard to such claims. Except as set forth on Schedule 5.13, the Company does not have any self-insurance or co-insurance programs.

5.14.         Compliance with Laws; Permits.

(a)     The Company is in compliance, and, since January 1, 2012, has been in compliance, in all material respects, with all applicable Laws. Except as set forth on Schedule 5.14(a), no notices have been received by and no claims have been filed against the Company alleging a violation of any Laws.

(b)     The Company holds all Permits required for the conduct of the Business as presently conducted and Schedule 5.144(b) sets forth a list of all of such Permits held by the Company. Since January 1, 2012, no notices have been received by the Company alleging the failure to hold any required Permit. The Company is in compliance with all material terms and conditions of all Permits which it holds. Except as set forth on Schedule 5.14(b), all of such Permits are in full force and effect and will remain in full force and effect and will be available for use by Buyer immediately after the Closing. No loss or expiration to the Business of any Permit is pending or, to the Knowledge of the Company, threatened, other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

5.15.         Environmental and Safety Matters. Except as set forth on Schedule 5.155:

(a)     The Company is, and at all times since January 1, 2012 has been, in compliance with all Environmental Laws. Without limiting the foregoing, the Company is currently in compliance with, and currently holds, all Permits required pursuant to any Environmental Laws for the occupancy of its properties or facilities or the operation of the Business.

(b)     The Company has not, since January 1, 2012, received any written notice, request for information, citation, complaint, summons or Order relating to any alleged violation of any applicable Environmental Laws from any Governmental Entity or any other Liability arising under Environmental Laws relating to the Real Property, any Purchased Asset, or the Business.

(c)      The Company has furnished to Buyer all environmental audits, reports and other material environmental documents relating to the former or current properties, facilities or operations of the Company or its predecessors or Affiliates.

5.16.         Affiliate Transactions. Except as set forth on Schedule 5.166, no employee, officer, director, shareholder or Affiliate of the Company (including Parent and its Affiliates) and, to the Company’s Knowledge, no individual related by blood, marriage or adoption to any such individual, and no entity in which any such Person owns any beneficial interest (a) is, or during any portion of the two (2) year period prior to the date hereof has been, a party to any agreement, contract, commitment, arrangement, or transaction with or related to the Company, excluding employment, non-competition, confidentiality or other similar agreements between the Company and any Person who is an officer, director, or employee of the Company; or (b) owns, leases, or has, or during any portion of the two (2) year period prior to the date hereof has owned, leased or had, any economic or other interest in any asset, tangible or intangible, that is used by the Company in carrying out the Business.

5.17.         Real Property.

(a)     The Company does not own, and has not owned at any time prior to the date of this Agreement, any interest in real property.

(b)     Schedule 5.17(b) sets forth the address of each leased real property and a true and complete list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions and other modifications pursuant to which the Company holds leased real property (the “Leases”), and whether consent is required pursuant to such Lease for the consummation of the transactions contemplated hereby, and security deposited by the Company with the landlord or sublandlord, if any. The Company has previously delivered to Buyer true, complete and correct copies of all the Leases. Except as set forth on Schedule 5.17(b), the Company has a good and valid leasehold interest in and to all of the leased real property, subject to no Liens except for Permitted Liens. Except as set forth in Schedule 5.17(b), with respect to each of the Leases: (i) the Company’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed since the commencement date of such Lease, Buyer will have such rights to possession and quiet enjoyment upon consummation of the transactions contemplated hereby, and neither party to any Lease is in material default thereof which default has not been cured, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a default under any Lease or would permit the landlord or sublandlord under any Lease to terminate any Lease; (ii) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (iii) the Company does not owe, nor will it or Buyer owe in the future pursuant to any agreement entered into by the Company prior to the Closing, any brokerage commissions or finder’s fees with respect to such Lease; (iv) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; (v) the Company does not sublease, license or otherwise grant any Person the right to use or occupy such leased real property or any portion thereof; (vi) no written, or to the Knowledge of the Company, oral, notice has been received by the Company at any time within one year prior to the date of this Agreement indicating the desire or intention of any other party to a Lease to amend, modify, rescind or terminate the same; (vii) with respect to leased real property, there have been no agreements whether written or oral to extend Leases scheduled to expire within twelve (12) months at the date of this Agreement nor has the Company received written correspondence from such landlord concerning the renewal of such Lease; and (viii) the Company has not collaterally assigned or granted any other security interest or Lien in the Company’s interest in such Lease which security interest or Lien shall survive the Closing.

5.18.         Other Information. The information concerning the Company and the Purchased Assets set forth in this Agreement and the Schedules and Exhibits attached to this Agreement and any statement or certificate furnished or to be furnished to Buyer pursuant to this Agreement, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false or misleading. The Company has provided to Buyer all information which might reasonably be expected to materially and adversely affect the value of the Business or the Purchased Assets and which might otherwise be material to a prospective purchaser for the value of the Business and the Purchased Assets. All information provided to Buyer by the Company with respect to the Purchased Assets and the Business (including the information set forth in the Schedules and Exhibits to this Agreement) is true, accurate and complete in all material respects.

ARTICLE VI
Representations and Warranties of Buyer

As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, except as otherwise indicated on the Schedules referenced in this ARTICLE VI, Buyer represents and warrants to the Company as follows:

6.1.          Organization, Power and Authority. Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Agreement. No consent or approval of any third party is required to be obtained under the governing documents of either Buyer or under any applicable Law in connection with the execution and delivery by Buyer of this Agreement or any Ancillary Agreements to which Buyer is a party, or its performance of its obligations hereunder or thereunder, including the consummation of the transactions contemplated hereby and thereby.

6.2.          Authorization; No Breach.

(a)     The execution, delivery and performance of this Agreement and all Ancillary Agreements to which Buyer is a party or by which Buyer is bound have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and all Ancillary Agreements to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors rights generally or by general principles of equity.

(b)     Except as set forth on Schedule 6.2(b), the execution and delivery by Buyer of this Agreement and the Ancillary Agreements contemplated hereby to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Buyer does not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law or Order to which Buyer is subject, or (C) any material agreement or instrument, to which Buyer is subject.

6.3.          Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Buyer or any of its Affiliates is a party or to which Buyer or any of its Affiliates is subject for which the Company or any of its Affiliates could become liable or obligated.

6.4.          Litigation. There are no Proceedings (including any arbitration Proceedings) or Orders, pending or, to the Knowledge of Buyer, threatened against Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement.

ARTICLE VII
Covenants

7.1.          Pre-Closing Covenants.

(a)     General. Each of the parties hereto will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VIII below).

(b)     Notices and Consents. The Company shall give all notices to third parties, including its stockholders and the Company and Buyer shall use their respective commercially reasonable efforts to obtain any and all necessary third party consents including the approval of its stockholders, in connection with the transactions contemplated by this Agreement. Each of the parties will give any notices to, make any filings with and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of any Government Entity necessary in connection with the transactions contemplated by this Agreement.

(c)     Operation of Business. Until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company will not, without the prior written consent of Buyer, engage in any practice, take any action or enter into any transaction outside the ordinary course of business; provided, however, the Buyer understands and agrees that the Company is negotiating new terms with (i) Hitachi Capital and the other parties to the Hitachi Agreements and (ii) Alcoa, as contemplated to obtain new agreements with such parties under Sections 7.1 (h) and 7.1(i). The Company will keep its business, assets and properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

(d)     Full Access. The Company will permit representatives of Buyer to have full access, at reasonable times, upon reasonable notice, and in a manner so as not to interfere with the normal business operations of the Company, to offices, properties, personnel, books, and records of the Company, and shall furnish such persons with all information (including financial and operating data) as they may reasonably request. The Company will use its commercially reasonable efforts to facilitate and arrange calls or meetings between Buyer and any business relation of the Company or applicable Government Entity that Buyer reasonably requests.

(e)     Notice of Developments. The Company will give prompt written notice to Buyer of any matter hereafter arising or discovered, which would or would be reasonably expected to cause a breach of any of the representations and warranties of the Company contained in this Agreement. No such notice or disclosure shall have any effect for the purpose of determining the satisfaction of the conditions to Closing set forth in Article VII, or constitute a waiver of any Person’s entitlement to indemnification pursuant to Article IX or the amount of such indemnification.

(f)     Exclusivity. Prior to the termination of this Agreement, the Company will not, and will cause its Affiliates, agents and representatives not to: (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any information, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any such transaction. The Company will notify Buyer immediately if any Person makes any such proposal, offer, inquiry or contact and shall provide to Buyer a copy of all written materials and communications received by the Company or any of its representatives or Affiliates in connection therewith.

(g)     Employee Matters.

(i)          Termination. Commencing as of December 1, 2015, Buyer shall make payment to the Company (or pay directly to the Company’s employees) all employee salaries and related payroll deductions and taxes payable by the Company with respect to its employees. Effective immediately prior to the Closing, but effective on the Closing, the Company shall terminate the employment of all of its employees, other than those identified on Schedule 7.1(g)(i). The Company shall be solely responsible for any and all severance and any other compensation or employee benefits payable with respect to any period or part thereof occurring prior to the Closing Date, not otherwise payable by Buyer under this clause (g), whether required by state or federal law or otherwise, including but not limited to any wages, bonuses or commissions that may be earned through the Closing and payable after the Closing as permitted by state or federal law. The Company will bear all responsibility, obligation and Liability for, and all costs associated with, and will defend and indemnify Buyer for: (x) any and all claims and Liabilities related to any unemployment fund contributions that are due and unpaid on the Closing Date; and (y) any and all claims and Liabilities relating to the employees and any other employee employed by the Company prior to the Closing Date and resulting from or arising out of their employment by the Company, prior to the Closing Date and/or the subsequent termination by the Company and/or any subsequent decision by Buyer not to hire some or all of the employees, including all claims and Liabilities incurred or asserted under the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, ERISA, the Occupational Health and Safety Act, the federal Worker Adjustment Retraining and Notification Act, any other Laws and/or the common-law doctrines of breach of contract, breach of covenant of good faith and fair dealing, promissory estoppel, violation of public policy, fraud or misrepresentation, defamation, intentional or negligent infliction of emotional distress, negligence, wrongful termination of employment and/or any other employment-related doctrines under the statutes or common law of any state. Effective at the Closing, the Company shall and does hereby release all employees hired by Buyer from any employment and/or confidentiality agreement previously entered into between the Company and such Employee but only to the extent necessary for Buyer to operate the Business and the Purchased Assets in the same manner as operated by the Company prior to the Closing.

(ii)         Workers’ Compensation. The Company will be solely liable for all workers’ compensation claims made by any of the employees based on occurrences through and before the Closing. Buyer will be solely liable for all workers’ compensation claims made by any of the employees based on occurrences from, including and after the Closing.

(iii)        Other Employment-Related Liabilities. The Company will be liable for all employment-related Liabilities (other than wages and related payroll deductions required by law) with respect to the employees through the Closing, including any obligation or commitment to pay severance to any of the employees. Other than its agreement and obligation to pay employee wages commencing on December 1, 2015 through the Closing, for the Company’s employees, including William May. Notwithstanding the foregoing, Buyer shall pay Jeffrey Lines base salary and commission and COBRA benefits from December 1, 2015 to December 15, 2015. Other than as provided hereunder, Buyer will not assume or be bound by any previous or existing employment agreement or arrangement or termination, severance or change of control agreement between the Company and any of the employees prior to the Closing.

(iv)        Plan Assets or Liabilities. The Company will remain solely liable and Buyer will not assume or otherwise have any Liabilities, for any contributions or benefits due with respect to any period prior to the Closing Date under any of the Company’s Employee Benefit Plans.

(v)         COBRA and Other Notices. For notices and payments related to events occurring prior the Closing, the Company shall be responsible for any notices required to be given to employees pursuant to WARN, COBRA and/or § 402(f) of the Code, and for any payments or benefits required pursuant to such laws or on account of any violation of any requirement of such laws, other than COBRA payments due to Jeffrey Lines. Should Buyer not hire any employee of the Company, the Company shall be liable for any “M&A qualified beneficiary” payments that may be required by and as defined in 26 C.F.R. § 54.4980B-9, et seq.

(vi)        Limitation on Enforcement. Nothing in this Section 7.1(g), whether express or implied, confers upon any employee of the Company or any other person, any rights or remedies, including (a) any right to employment or recall, or (b) any right to claim any particular compensation, benefit or aggregation of benefits, of any kind or nature whatsoever, as a result of this Section7.1.

(vii)       Buyer shall enter into employment agreements with William May upon terms mutually acceptable to Buyer and such persons

(h)     Alcoa Agreement. Buyer and the Company shall use their respective commercially reasonable efforts to cause Alcoa to enter into a Services Agreement directly with Buyer as described in Section 8 (k).

(i)          From the period commencing on December 1, 2015 to the Closing Date, the Buyer shall timely and promptly pay the costs and expenses set forth on Schedule 2.1 hereof for operating the NOC.

7.2.          Post-Closing Covenants.

(a)     General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, any Ancillary Agreement, or any of the transactions contemplated hereby or thereby, each of the parties hereto will take such further action (including the execution and delivery of further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification hereunder). From and after the Closing, the Company shall make available to Buyer all documents, books, records (including Tax records), agreements and financial data of any sort relating to the Purchased Assets that are Excluded Assets.

(b)     Accounts Receivable. All amounts received by the Company or its Affiliates in respect of the Purchased Assets on or after the Closing Date in payment of any accounts receivable (whether related to transactions occurring prior to, on, or following the Closing Date) shall be forwarded to Buyer within two Business Days of receipt thereof unless and until the Buyer and Parent default on payment of the Tarsier Purchase Note.

(c)     Confidentiality. The parties hereto acknowledge and agree that they are bound by the confidentiality provisions of the term sheet, dated September 2, 2015, by and between the Company and Buyer. From and after the Closing, the Company will treat and hold as confidential all information concerning the Business and the Purchased Assets that is not already generally available to the public (“Confidential Information”), refrain from using any of the Confidential Information except in connection with enforcing its rights under this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that the Company is requested or required by any Government Entity (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Company will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order. If, in the absence of a protective order, the Company is, on the advice of counsel, compelled to disclose any Confidential Information to the Government Entity or else stand liable for contempt, the Company may disclose the Confidential Information to the Government Entity but only to the extent necessary and only upon providing Buyer with at least five Business Days advance notice. The Company must use its commercially reasonable efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

(d)     Services to HD Project One, LLC. Buyer shall perform in good faith and in a commercially responsible manner consistent with the services provided by the Company prior to the Closing, the services to HD One as described in Schedule 1.1(vi) and shall place into escrow with Hitachi America, LTD the source code for the Company’s technology.

ARTICLE VIII
Conditions to Closing

8.1.          Conditions to Obligation of Buyer. Buyer’s obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

(a)     the representations and warranties of the Company set forth in Article V shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date;

(b)     all covenants contained in this Agreement required to be performed by the Company at or prior to the Closing shall have been performed in all material respects;

(c)     [reserved]

(d)     no Proceeding shall be pending or threatened before any Government Entity in which an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement;

(e)     the Company will have procured the consent of its stockholders to this Agreement and the sale of the Purchase Assets to the Buyer, all of the third party and Government Entity consents, authorizations and approvals set forth on Schedule 8.1(e), all of which shall be final and non-appealable;

(f)     the Company shall have delivered to Buyer (i) each of the Ancillary Agreements, (ii) a certificate dated as of the Closing Date certifying as to the satisfaction of the conditions contained in Sections 8.1(a), (b) and (c), and (iii) a certificate dated as of the Closing certifying as to (x) the resolutions of the board of directors and stockholders of the Company authorizing the execution, delivery, and performance of this Agreement and each of the Ancillary Agreements to which it is a party, and (y) the articles of incorporation, and bylaws of the Company, in each case, duly executed by an authorized representative of the Company;

(g)     the Company shall have delivered to Buyer payoff letters from those creditors of the Company entitled to any Lien on any Purchased Asset, together with UCC-3 releases or similar termination statements with respect to all such Liens; provided, however, Buyer and Parent understand and agree that liens and encumbrances in favor of Hitachi Capital shall not be released.

(h)     Buyer and Alcoa shall have entered into a Services Agreement with a term of not less than four years on terms and conditions satisfactory to Buyer; provided that, if such agreement does not provide for (i) a term of not less than four years and (ii) a revenue share of not less than 20% to Buyer (subject to a 5% adjustment in favor of Alcoa until such time as Alcoa receives a total of $571,757.96 in revenue above and beyond their 20% share which includes payments on January 31, 2016 and June 30, 2016) such agreement shall not satisfy the conditions of this Section 8.1(k);

(i)          the Company shall have deposited a copy of the Grid Daemon software source code with Hitachi Capital Hitachi America LTD or their designee; and

(j)          the Company shall have executed and delivered all such other certificates, instruments and other documents reasonably required by Buyer in connection with the consummation of the transactions contemplated hereby.

8.2.          Conditions to Obligation of the Company. The Company’s obligation to consummate the transactions contemplated by this Agreement is subject to satisfaction of the following conditions:

(a)     the representations and warranties of Buyer set forth in Article VI shall have been true and correct as of the date hereof and shall be true and correct as of the Closing Date;

(b)     all covenants contained in this Agreement required to be performed by Buyer at or prior to the Closing shall have been performed in all material respects;

(c)     no Proceeding shall be pending or threatened before any Government Entity in which an unfavorable injunction, judgment, order, decree, ruling or charge would prevent consummation of any of the transactions contemplated by this Agreement;

(d)     the Buyer shall have delivered to the Company (i) each of the Ancillary Agreements, and (ii) a certificate dated as of the Closing Date certifying as to the satisfaction of the conditions contained in Sections 8.1(a) and (b); and

(e)     Buyer shall have delivered by January 31, 2016 (i) the certificate representing the Parent Shares to the Escrow Agent. Subject to the Company having obtained (A) the approval of its stockholders for this Agreement and the sale and transfer of the Purchased Assets and (B) the Alcoa Agreement, at the Closing, Buyer shall deliver a note for $450,000 which shall be due and payable in four tranches the initial tranche to be paid one day after Tarsier receives initial funding of $150,000 from any source but no later than January 31, 2016 in the principal amount of $50,000; the second tranche to be due and payable on January 31, 2016 in the principal amount of $115,000 and the third and fourth tranche of $285,000 to be due and payable to Alcoa on based on new acceptable 4 year agreement with Alcoa.

ARTICLE IX
Indemnification

9.1.          Survival of Representations and Warranties. The representations and warranties in this Agreement (a) contained in Sections 5.1, 5.2, 5.6, 5.12, 5.18 and Article VI shall survive the Closing indefinitely; (b) contained in Sections 5.3, 5.4, 5.8, and 5.10 shall survive the Closing survive until ninety (90) days after the end of the applicable statute of limitations period; and (c) contained in any other Section of Article V shall survive the Closing for a period of two years following the Closing Date. Notwithstanding the foregoing, any claim made in writing with reasonable specificity by the parties seeking to be indemnified within the time period set forth in this Section 9.1 shall survive until such claim is finally and fully resolved. The agreements and covenants set forth in this Agreement shall survive indefinitely, unless specifically stated otherwise.

9.2.          Indemnification Obligations.

(a)     Indemnification Obligations of the Company. Subject to the provisions of this ARTICLE IX, after the Closing, the Company shall indemnify Buyer and its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse Buyer Indemnified Parties as and when incurred for any Losses, whether or not arising out of third party claims, which any Buyer Indemnified Party may suffer, sustain or become subject to as a result of or arising from:

(i)          any facts or circumstances which constitute a breach of any representation or warranty of the Company under this Agreement or in an Ancillary Agreement; provided, that for purposes of this Section 9.2(a)(i), the qualifications as to materiality and Material Adverse Effect contained in such representations and warranties shall not be given effect;

(ii)         any non-fulfillment or breach of any covenant, agreement or other provision by the Company under this Agreement;

(iii)        any Excluded Liability;

(iv)        any Liability arising out of Buyer’s performance or failure to perform any of its obligations under Section 7.2(d); or

(v)         any fraud by the Company.

(b)     Indemnification Obligations of Buyer. Subject to the provisions of this ARTICLE IX, after the Closing, Buyer shall indemnify the Company and its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, “Company Indemnified Parties”) and save and hold each of them harmless against and pay on behalf of or reimburse Company Indemnified Parties as and when incurred for any Losses, whether or not arising out of third party claims, which any Company Indemnified Parties may suffer, sustain or become subject to as a result of or arising from:

(i)          any facts or circumstances which constitute a breach of any representation or warranty of Buyer under this Agreement or in any Ancillary Agreement; provided, that for purposes of this Section 9.2(b)(i), the qualifications as to materiality contained in such representations and warranties shall not be given effect;

(ii)         any non-fulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement;

(iii)        any Assumed Liability; or

(iv)        any fraud by Buyer.

(c)     No Limitation. Notwithstanding anything to the contrary contained herein, no investigation by or knowledge or Buyer or any of its representatives or Affiliates shall in any way limit or otherwise affect the indemnity obligations of the Company and May under this Article IX (it being understood that the disclosures contained in the Schedules shall be considered in determining the existence of a misrepresentation or breach by the Company hereunder).

9.3.          Resolution of Claims. After the giving of any notice of claims (a “Claim Notice”) by an indemnified party to the party(ies) from whom indemnification is sought (the “Indemnitor”), the amount of indemnification to which an indemnified party shall be entitled under this Article IX shall be determined: (i) by written agreement between the indemnified party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the indemnified party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

9.4.          Manner of Payment. Any indemnification amount payable by Buyer to any Company Indemnified Party pursuant to this Article IX shall be paid within thirty (30) days after the determination thereof by wire transfer of immediately available funds to an account designated in writing by such Company Indemnified Party. Any indemnification amount payable by the Company to any Buyer Indemnified Party pursuant to this Article IX shall be paid and satisfied, by the cancellation of a number of Parent Shares determined in accordance with the express provisions of the Escrow Agreement; within thirty (30) days after the determination thereof.

(a)     Purchase Price Adjustment. All indemnification payments under this ARTICLE IX shall be deemed adjustments to the Purchase Price.

ARTICLE X
Termination

10.1.          Termination of Agreement. This Agreement may be terminated solely in accordance with the following provisions:

(a)     Buyer and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b)     Buyer may terminate this Agreement by giving written notice to the Company at any time prior to the Closing (i) in the event the Company has breached any representation, warranty or covenant contained in this Agreement in any respect, Buyer has notified the Company of the breach, and the breach has continued without cure or written waiver of the breach by Buyer for a period of 10 days after the notice of breach, or (ii) if the Closing has not occurred on or before December 31, 2015 (the “Outside Date”) by reason of the failure of any condition precedent under Section 8.1 (unless the failure results primarily from Buyer itself breaching any representation, warranty or covenant contained in this Agreement); and

(c)     the Company may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation, warranty or covenant contained in this Agreement in any respect, the Company has notified Buyer of the breach and the breach has continued without cure or written waiver of the breach by the Company for a period of 10 days after the notice of breach, or (ii) if the Closing has not occurred on or before the Outside Date by reason of the failure of any condition precedent under Section 8.2 (unless the failure results primarily from the Company breaching any representation, warranty or covenant contained in this Agreement).

10.2.          Effect of Termination. If any party terminates this Agreement in accordance with foregoing, all rights and obligations of the parties under this Agreement will terminate without any Liability of any party to any other party except for (i) any Liability of any party then in breach or otherwise for fraud, (ii) (iii) Liabilities for any breach of Section 7.1(f), which shall survive the termination of this Agreement indefinitely.

ARTICLE XI
Miscellaneous

11.1.          Fees and Expenses. Each party hereto shall pay all costs and expenses incurred thereby or by any of its respective Affiliates in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

11.2.          Bulk Sales Waiver. The parties hereto waive compliance with any “bulk sales”, “bulk transfer” or similar Laws applicable to the transactions contemplated by this Agreement.

11.3.          Removing Excluded Assets. The removal of Excluded Assets by the Company, if any, from any facilities or properties of the Business shall be done in such manner as to avoid any damage to such facilities and other properties to be occupied by Buyer and any disruption of the Business after the Closing Date. Any damage to the Purchased Assets or to such facilities or properties resulting from such removal shall be promptly paid by the Company.

11.4.          Press Release and Announcements. None of the parties hereto nor any of their respective representatives shall issue any press releases or make any public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other parties hereto. Notwithstanding the foregoing, any such press release or public announcement may be made if required by applicable Law or a securities exchange rule.

11.5.          Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived upon the written agreement of Buyer and the Company. No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

11.6.          Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Buyer.

11.7.          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.8.          Counterparts. This Agreement may be executed in counterparts (including by means of .pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

11.9.          Descriptive Headings; Interpretation. The headings and captions used in this Agreement and any Exhibits or Schedules to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation.”

11.10.         Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and, except as expressly provided in Section 7.2(f), supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

11.11.         No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

11.12.         Schedules and Exhibits. All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

11.13.         Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

11.14.         Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

11.15.         Jurisdiction. Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in New York, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth herein.

11.16.         Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile (with hard copy to follow), three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the applicable addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

the Company

Demansys Energy, Inc.

350 Jordan Road
Troy, NY 12180

Attention: Jeffrey M. Lines

Facsimile No.:______________

E-mail: jlines@demansys.com

Buyer:

Tarsier Systems, Ltd

475 Park Avenue South

30th Floor

New York, NY 10016

Attention: Isaac H. Sutton

Facsimile No.: 973-996-9857

E-mail: ISutton@TarsierLtd.com

with a copy to (which shall constitute notice):

Westerman Ball Ederer Miller Zucker & Sharfstein LLP

1201 RXR Plaza

Uniondale, NY 11556

Attention: Alan C. Ederer, Esq

Facsimile: No.: (516) 612-9212

E-mail: aederer@westermanllp.com

11.17.         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement on the date first written above.

BUYER:

TARSIER SYSTEMS, LTD

By:	/s/ Isaac H. Sutton
Name:
Title:

COMPANY:

DEMANSYS ENERGY, INC.

By:	/s/ Jeffrey M. Lines
Name: Jeffrey M. Lines
Title: CEO

Exhibit A

Glossary

As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alcoa” has the meaning set forth in Section 3.2(b).

“Ancillary Agreements” collectively means (i) the Escrow Agreement, (ii) the Intellectual Property Assignment Agreement attached hereto as Exhibit C, (iii) the Employment Agreements, (iv) the Consulting Agreement, (v) the Restrictive Covenant and Release Agreement, (vi) the Bill of Sale, (vii) the Assignment and Assumption Agreement, and (viii) each other document, agreement, and certificate delivered in connection herewith.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Assigned Contracts” has the meaning set forth in Section 1.1(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.1.

“Balance Sheet” means the Company’s balance sheet as of August 31, 2015 delivered to Buyer as part of the Financial Statements pursuant to this Agreement.

“Business Day” means each day which is not a day on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close.

“Business” has the meaning set forth in the Recitals.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“Buyer” has the meaning set forth in the Preamble.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Company” has the meaning set forth in the Preamble.

i

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company.

“Computer Systems” has the meaning set forth in Section 5.10(d).

“Contract” means any agreement, contract, lease, consensual obligation, or undertaking (whether written or oral and whether express or implied).

“Employee Benefits Plan” has the meaning set forth in Section 5.15.

“Environmental Laws” shall mean whenever enacted or in effect all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health, safety and pollution or protection of the environment and natural resources.

“Escrow Agent” means Westermann Ball Ederer Miller Zucker & Sharfstein LLP.

“Escrow Agreement” has the meaning set forth in Section 3.2.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 2.2.

“Excluded Representations” has the meaning set forth in Section 8.1.

“Existing Alcoa Agreement” has the meaning set forth in Section 3.2(b).

“Financial Statements” has the meaning set forth in Section 5.4.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Government Entity” means any nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court.

“Hitachi Agreement” means, taken collectively, the following agreements: Loan and Security Agreement No. 129564 dated as of July 20, 2015 among Hitachi Capital America Corp. (“Hitachi Capital”), HD Project One, LLC (“HD One”) and the Company; (ii) Pledge and Security Agreement dated as of July 20, 2015 among Hitachi Capital, Hitachi America, LTD and the Company; and (iii) Operating Agreement of HD Project One, LLC dated as of July 20, 2015 and (iv) one or more written agreement whereby Hitachi Capital forgives all claims against the Company and terminates any and all liens against the Purchased Assets.

“Indebtedness” of the Company means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a financial institution against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) any payment obligations in respect of banker’s acceptances or letters of credit, (vii) any Liability with respect to interest rate swaps, collars, caps and similar hedging obligations, (viii) all obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice that are not more than ninety (90) days past due), (ix) any indebtedness referred to in clauses (i) through (viii) above of any Person which is either guaranteed by, or secured by a Lien upon the Company or any of its assets and (x) accrued and unpaid interest of any such foregoing obligation.

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations in part, divisions, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, and internet domain names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) computer software (including source code, executable code, data, databases and related documentation), (v) trade secrets and other proprietary or confidential information (including ideas, know how, manufacturing and production processes and techniques, research and development, drawings, specifications, layouts, designs, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, price and cost information, and other business materials) and all advertising and promotional materials), (vi) all other intellectual property and proprietary rights, whether registered or unregistered and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Known” or “Knowledge” means, with respect to any Person, actual knowledge of such Person after reasonable inquiry and investigation. As it relates to the Company, the term “Known” or “Knowledge” means the knowledge after reasonable inquiry and investigation of William May, Jeffrey Lines, and/or Adam Todorski.

“Law” or “Laws” means all statutes, laws, codes, ordinances, regulations, rules, Orders, judgments, writs, injunctions, assessments, awards, acts or decrees of any Government Entity.

“Leases” has the meaning set forth in Section 5.20(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, deed of trust, right-of-way, right of setoff, claim, lien, charge of any kind, title defect or imperfection, easement, option, proxy, power-of-attorney, voting agreement, or any restriction on transfer.

“Loss” or “Losses” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, Orders, rulings, and damages, dues, penalties, interest, fines, costs, amounts paid in settlement, Liabilities, Taxes, Liens, losses, expenses, and fees, including court costs and reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Material Adverse Effect” means a material and adverse effect upon (i) the ability of the Company to use or enforce its rights with respect to the Purchased assets or (ii) the ability of the Company to consummate the transactions contemplated hereby or perform its obligations hereunder.

“Material Contracts” has the meaning set forth in Section 5.9(b).

“May” has the meaning set forth in the Preamble.

“NYISO” has the meaning set forth in Section 1.2(b).

“NYISO Receivables” has the meaning set forth in Section 3.2(a).

“NOC” means the 24 by 7 Network Operations Center, comprised of equipment and personnel used to operate the Demansys energy assets in the wholesale markets.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or judicial or administrative orders and determinations of any Government Entity or arbitrator.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Government Entities.

“Permitted Liens” has the meaning set forth in Section 5.6(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Pre-Closing Payment” has the meaning set forth in Section 3.2(c).

“Proceeding” means any lawsuit, proceeding, investigation or other claim or action before any Government Entity or arbitrator.

“Purchase Price” has the meaning set forth Section 3.5(d).

“Purchased Assets” has the meaning set forth Section 1.1(b).

“Schedules” has the meaning set forth in Article V.

“Statement of Allocation” has the meaning set forth in Section 3.6.

“Tax” or “Taxes” means federal, state, province, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, sales or use, transfer, registration, excise, utility, environmental (including taxes under Code Section 59A) communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), severance, stamp, occupation, alternative or add on minimum, estimated, customs duties, fees, assessments charges and other taxes of any kind whatsoever, whether disputed or not, including all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described above, whether disputed or not, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof; filed or required to be filed with any Government Entity.

v

Schedule 1.1 (a)(v) - Demansys Assets

Asset	Serial Number	Location	Date Acquired	Purchase Price	Fair Market Value	Life Expectancy
Cisco model 1941 router	FTX1630822J	Troy	Aug-12	2454	400	5+ years

Cisco model 2901 router with four port ethernet module	FTX1617Y0TC	Albany Colo	Jun-12	1580	500	5+ years

Elecsys Director Z	34703-0001	Troy	Aug-12	1695	1500	10+ years

Dell Power Edge Server	1FLWPS1	Albany Colo	Jun-12	2977	500	4 years

RTU from Hartford Steam	00:0b:ab:5c:44:35	Troy (returned)	Jun-12	471	200	10+ years

PLC from Hartford Steam		Troy (returned)	Aug-12	465	300	10+ years

RTU at Wesleyan	00:0b:ab:68:17:ae	Wesleyan	May-12	229	100	10+ years

Unallocated RTU	00:0b:ab:6c:14:33	Troy	May-13	471	200	10+ years

Moxa MB3270 for Wesleyan substation	00:90:E8:32:2F:EF	Wesleyan	May-13	536	250	10+ years

FieldServer ProtoNode/QuickServer FPC-N34-103-126-0737	1215201162MSH	Wesleyan	May-13	775	500	10+ years

Samsung LCD display		Troy	Feb-13		100	4 years

Samsung LCD display		Troy	Feb-13		100	4 years

Dell Power Edge Server	6ZS09Y1	Albany Colo	Aug-13	3528	1500	4 years

Dell Power Edge Server	6ZN09Y1	Albany Colo	Aug-13	1500	500	4 years

Dell Power Edge Server	6ZS19Y1	Albany Colo	Aug-13	3528	1500	4 years

Dell Power Edge Server	6ZN19Y1	Albany Colo	Aug-13	1500	500	4 years

RTU for Alcoa East		Massena NY	Aug-13	650	300	10+ years

RTU for Alcoa West		Massena NY	Aug-13	650	300	10+ years

Cisco 1921 Router	FTX174182MK	Albany Colo	Oct-13	1582	500	10+ years

Cisco 1921 Router	FTX174182MP	Albany Colo	Oct-13	1582	500	10+ years

NOC Server	7Q1PZ12	Troy	Sep-14	4000	1000	4 years

Server Rack		Troy	Sep-14	850	400	infinite

Epson LCD projector	TV6K4400328	Troy	Sep-14	650	300	5 years

Dell LCD display(6) with stands		Troy	Sep-14	1000	300	5 years

Honda e2000i Generator	EAAJ-2463334	Troy	Apr-14	1100	800	10+ years

Schedule 1.1(a) (vi)

Obligations of Buyer to Provide Services to HD Project One, LLC:

1.          Buyer SCADA and software will provide all communications between the grid operator and BESS, dispatching commands from the grid operator to the BESS on site and provide telemetering of load data back to the grid operator.

2.          Monitor the BESS to the extent required to maintain correct operation within PJM’s rules and regulations and will make all observed issues known to HAL in a timely manner.

3.          Actively manage all bidding and other activity with PJM. Buyer will collect from BESS equipment/facility schedule information as well as economic parameters (where applicable and permissible) and use these inputs to take positions in the PJM Market to provide the relevant Services with the BESS.

4.          Will respond to manual instructions from PJM on behalf of the 1MW BESS and will communicate extraordinary operating conditions to PJM on behalf of the HD Project One, LLC.

5.          Reporting. Historical performance, revenue information and other relevant operational and settlement data will be provided electronically to HAL.

6.          Buyer will provide Frequency Regulation and battery operating data for HD Project One, LLC as follows:

a.	PJM signal (24/7 basis)

Date and Time

Reg D signal

b.	BES system operation data (24/7 basis)

Date and Time

Charge/discharge signal from the Network Operation Center

Actual charge/discharge power

State Of Charge of the batteries

Temperature inside the container

Charge/discharge signal from the Network Operation Center

c.	Equipment status (All accessible information from BES system, not limited to below)

PCS status

PCS failure status

AC Voltage, Ampere, Active power, Reactive power

DC Voltage and Ampere

Battery SOC (State Of Charge)

Battery SOH (State OF Health)

Battery temperature

Battery failure status

Air conditioner status

Temperature inside Cabinet

Fan failure status

d.	Revenue data (24/7 basis)

Date and Time

Capability Offer ($/MW)

Performance Offer ($/delta-MW)

Offered Capability (MW)

Actual Performance Score and accessible component values

Historic Performance Score

Marginal Benefit Factor

Mileage Ratio

Regulation Market Clearing Price Credit (RMCPC)

Regulation Market Total Clearing Price (RMTCP)

Regulation CCP Credit (Capacity portion of RMCPC)

Regulation PCP Credit (Performance portion of RMCPC)

Any other relevant PJM market data such as Capacity.

e.	Market data

Regulation Market Clearing Price

Capacity Market Clearing Price

f.	Climate data

Date and Time

Climate

Temperature

Humidity

Schedule 1.1 (a)(vi)

Alcoa contract attached.

All MNDAs with channel partners and or contracts executed by Demansys, except those with Hitachi:

Constellation NewEnergy MNDA

DR2 Referral partner agreement

DR2- master services Agreement

Energenic US - MNDA

Energy Innovative Products – Demansys CPA

EnPowered Solutions – Demansys CPA

Flanagan Mechanical Services – MNDA

Fresh Meadow Chiller services – MNDA

Greenwors Energy solutions – MNDA

Groom Energy Solutions - Demansys CPA

H2Pump – MNDA

Nectar Partners – MNDA

NRG Curtailment Services – MNDA

Power Assure – Teaming agreement

REGEN Energy – MNDA

RPI MNDA

Schneider Electric MNDA

Tesla – MNDA

White Rogers MNDA

Bloomfield Max MNDA

GreeNEWit - MNDA

x

Schedule 1.2 (b)

Prepaid assets - NYISO

Security Payment - $200,000

Financial Assurance - $80,524

ISONE Blackrock security account – approximately $500

Schedule 2.1

Assumed Liabilities of the NOC to be paid by the Buyer

Monthly NOC payments due commencing December 1, 2015

Rent to RPI Tech Park	$3,041.00
First Light (telemetry)	$4,463.06
Verizon (telemetry)	$531.00
AT&T (telemetry)	$300.70
National Grid (utilities)	$300.00
Time Warner	$99.00
Amazon Web Services	$615.00
BNC Voice	$67.01

Total	$9,416.77

Schedule 4.2

Allocation of Purchase Price

TBD

Schedule 5.1

Jurisdictions

State of New York

Schedule 5.3

Financial Statements

Financial statements are attached.

Schedule 5.4

Undisclosed Liabilities

Demansys is a guarantor of a $2.5 million loan from Bank of America which is currently in breach.

Demansys owes Hitachi Capital America approximately $526,000 for a bridge loan related to the Somerdale battery system.

Demansys owes Alcoa $571,757.96 for back customer payments.

Schedule 5.6(a)

Liens

Hitachi Capital America has a lien on Demansys related to a bridge loan for the Somerdale, NJ battery system.

Schedule 5.9 (a)

Intellectual property

Rights to patent application 13/783,784 filed on 3/04/13

Grid Daemon trademark

Software source code - verified by Tarsier

Schedule 5.11

Litigation

Demansys was sued by GlidePath Power, LLC for $1 million for an alleged breach of contract. The case was heard in an Illinois court and a decision is pending. Demansys believes that the case will likely be dismissed but has created a $250,000 liability on its balance sheet for a settlement.

Schedule 5.144(b)

Permits

There are no permits required except for the Somerdale NJ battery which is not part of the APA.

There are many authorization levels to participate in the NYISO DSASP program on which Tarsier has done due diligence.

Schedule 5.17

Insurance

There are no insurance policies other than that for the Somerdale NJ battery system.

Schedule 5.17(b)

Leases

The lease with RPI Tech Park is attached in this document. The lease for the Somerdale NJ battery system is not relevant to this APA.

Schedule 5.20 (b)

Lease with RPI for office (NOC) located on 350 Jordan Rd., Troy, NY 12180, attached